                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-114295 of Tenneco Automotive Inc. on Form S-4 of our report dated March 9, 2004, relating to the consolidated financial statements and financial statement schedule of Tenneco Automotive Inc. as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs related to (i) a change in accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, and (ii) the application of procedures relating to certain disclosures and reclassification of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), appearing in the Annual Report on Form 10-K of Tenneco Automotive Inc. for the year ended December 31, 2003. We also consent to the reference to us under the headings "Selected Historical Consolidated Financial Data" and "Experts" appearing in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois

May 28, 2004